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                                                                   Exhibit 10.12

                             REIMBURSEMENT AGREEMENT

          THIS REIMBURSEMENT AGREEMENT is dated as of October 1, 2005 (this "AGREEMENT") and is entered into between FORD MOTOR COMPANY ("Ford") and VISTEON CORPORATION ("VISTEON").

          A. Ford and Visteon have entered into a Master Agreement dated as of September 12, 2005 (the "MASTER AGREEMENT") and a Visteon "A" Transaction Agreement dated as of September 12 2005 (the "VISTEON "A" TRANSACTION AGREEMENT"). As part of the consideration, Ford is required to reimburse Visteon up to One Hundred Fifty Million Dollars ($150,000,000) for certain separation costs incurred by Visteon in connection with Visteon salaried employees who are assigned to work at Automotive Components Holdings, LLC (f/k/a VFH Holdings,
LLC) ("NEWCO LLC") pursuant to that certain Visteon Salaried Employee Lease Agreement between Visteon and Newco LLC dated as of the date hereof (the "EMPLOYEE LEASE AGREEMENT").

          B. Ford and Visteon desire to more fully set forth in this Agreement the terms and conditions applicable to the reimbursement obligation.

          NOW, THEREFORE, in consideration received to their full satisfaction, Ford and Visteon agree as follows:

          1. Separation Costs. Subject to the terms of this Agreement, all Separation Costs for Eligible Employees shall be subject to reimbursement hereunder.

As used herein the term "SEPARATION COSTS" means:

          (a) the amounts payable to Eligible Employees under the terms of the Visteon Separation Program ("VSP") as described in Section 2.06(a) of the Employee Lease Agreement, as that Section 2.06(a) may be amended, modified, waived or supplemented from time to time, (or similar program applicable to Eligible Employees who are entitled to benefits under other separation programs of Visteon because they are based in other countries although working in the United States); and

          (b) the cost of COBRA continuation coverage and life insurance premiums to cover the obligations to pay medical benefits and life insurance under the applicable salaried employee separation program; and

          (c) the cost of outplacement services in accordance with the applicable salaried employee separation plan, and

          (d) costs incurred in accordance with FAS No.88 "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" as determined and supported by an external actuary; and

          (e) reimbursements to Ford pursuant to Section 3.01(c)(ii) of the Amended and Restated Employee Transition Agreement between Ford and Visteon dated as of April 1, 2000 and restated as of December 19, 2003 and as amended as of the date hereof.

As used herein the term "ELIGIBLE EMPLOYEE" means an employee of Visteon or a subsidiary of Visteon who is (a) leased to Newco LLC pursuant to the Employee Lease Agreement; and (b) whose employment with Visteon has been terminated and such employee either:

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          A.   has not been offered employment by a buyer of the Automotive
               Components Holdings, Inc. (f/k/a VFH Holdings, Inc.) ("ACH") businesses, or

          B. has been offered employment by Visteon or by a buyer of the Newco businesses but has not accepted the employment offer because the position is not a comparable position as agreed by Ford and Visteon, provided, however, that an employee who is terminated for an offense that would justify a "for cause" termination under Visteon's Personnel policies or for failure to achieve acceptable performance under the Visteon Performance Improvement Program is not an Eligible Employee.

Notwithstanding the foregoing, Ford shall have no obligation to reimburse Visteon or any of its subsidiaries pursuant to this Agreement after the earlier of (x) December 31, 2009; and (y) the date on which there are no employees leased pursuant to the Employee Lease Agreement. If Ford has not expended One Hundred Fifty Million Dollars ($150,000,000) for Separation Costs by such date, then the difference between the amount of Separation Costs actually paid by Ford to such date and One Hundred Fifty Million Dollars ($150,000,000) shall be paid by Ford within five (5) Business Days into the Escrow Fund, as that term is defined in that certain Escrow Agreement dated as of the date hereof among the parties and Deutsche Bank Trust Company Americas, as Escrow Agent (the "ESCROW AGREEMENT").

          2. Request for Reimbursement. Visteon shall deliver a copy of a request for reimbursement of Separation Costs (each, a "REQUEST FOR REIMBURSEMENT") to Ford, provided, however, that Visteon shall not be entitled to make a Request for Reimbursement seeking reimbursement for a specific category of Separation Costs if a Final Award (defined herein) previously rendered in favor of Ford ruled that such category was not eligible for reimbursement hereunder. A Request for Reimbursement shall be submitted no more often than once each calendar month on or before the tenth (10th) Business Day following the end of such month. Each Request for Reimbursement shall contain the following information:

          (a) A certification by an officer of Visteon (or other person designated by Visteon and reasonably acceptable to Ford) substantially in the form attached hereto as Exhibit A that the Request for Reimbursement covers only Separation Costs as defined herein; and

          (b) Supporting documentation showing the Separation Costs that have been incurred, which will contain a description of the restructuring action and related cost(s) and which will identify the number and identity (including their name, global identification number, organization name, organization code, and date of termination of employees to be terminated, their locations, the expected completion date, and a description of the benefit arrangement that employees will receive upon termination (including cash payments and special termination benefits) (such employee information, "EMPLOYEE DATA"). If Separation Costs are incurred in connection with an involuntary retirement program where the identity of the participants is not yet known and Visteon is required to publicly report such costs in its financial statements covering the period in which the costs are incurred, then a description of the affected group of employees may be provided in lieu of the Employee Data, provided, however, that Visteon shall deliver to Ford the Employee Data as soon as it is available.

          3. Disbursements. All disbursements shall be made by Ford to Visteon or its designee by wire transfer to an account specified by Visteon initiated within fifteen (15) Business Days after Ford's receipt of a properly documented Request for Reimbursement, subject to Ford's rights under Section 5 hereof and its right to contest a Request for Reimbursement under subsection 6.2 hereof.


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          4. Reporting Obligations. Within forty-five (45) days after the end of each calendar year,

(a) Ford shall provide to Visteon a statement indicating the following:

               -    Total obligation for Separation Costs ($150,000,000) less

                    -    Amounts disbursed during the preceding calendar year

                    -    Amounts disbursed during prior calendar years

               -    Total amount remaining eligible for funding Separation Costs

Ford shall provide such statements until its obligation to fund Separation Costs hereunder has expired.

and

(b) Visteon shall provide to Ford a statement indicating the following which shall show, in each category, an amount for both the preceding calendar year and prior calendar years:

               - Total amount of Separation Costs actually incurred by Visteon for which Ford was billed 100% of the expense

               - Total amount of Separation Costs actually incurred by Visteon for which Ford was billed 50% of the expense

Visteon shall provide such statements until the Employee Lease Agreement is terminated.

          5. Reductions in Reimbursement Obligation. If, (i) pursuant to an arbitration award, court order or written settlement agreement executed by Ford and Visteon, Ford or its subsidiaries or affiliates becomes entitled to recover from Visteon or its subsidiaries or affiliates as a result of any indemnification obligation contained in, or any breach or default arising under, any of the Transaction Documents ("VISTEON Obligation"), and (ii) Ford or its subsidiaries or affiliates has not received the full amount of the Visteon Obligation within the time frame provided in such award, order or settlement agreement, then Ford shall have a right to deliver to Visteon a notice (each, a "NOTICE OF SET-OFF") accompanied by a copy of the award, order, settlement agreement or written instructions and Ford's obligation to reimburse Visteon hereunder will be immediately reduced by the amount set forth in such award, order, settlement agreement or written instruction. If, however, the award or order that served as the basis for a reduction in reimbursement obligation hereunder is overruled or otherwise vacated by a final, non-appealable order or upon written settlement agreement executed by Ford and Visteon, then Ford's obligation to reimburse Visteon hereunder shall be increased by the amount by which the award or order was overruled or vacated or with respect to which Ford and Visteon have reached agreement pursuant to such written settlement.


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          6. PROCEDURE FOR REIMBURSEMENT.

          6.1 Uncontested Reimbursements. If, within fifteen (15) Business Days after a Request for Reimbursement is received by Ford, Ford has not delivered its objection to such Request for Reimbursement in writing to Visteon, then Ford shall reimburse to Visteon the amount requested in the Request for Reimbursement; provided, however, that after the first Fifty Million Dollars ($50,000,000) is reimbursed, Ford shall thereafter reimburse only one-half of the total amount contained in each such Request for Reimbursement. The total amount of reimbursements made by Ford hereunder shall not exceed One Hundred Fifty Million Dollars ($150,000,000) or such lesser amount if Ford's reimbursement obligation is reduced in accordance with Section 5 hereof. If Ford has delivered its objection to only a portion of such Request for Reimbursement, then Ford shall distribute to Visteon the uncontested amount.

          6.2 Contested Reimbursements. If Ford gives Visteon written notice contesting all or any portion of a Request for Reimbursement (a "CONTESTED REIMBURSEMENT") within the fifteen (15) Business Day period specified in subsection 6.1, then such Contested Reimbursement shall be resolved by either
(i) a written settlement agreement executed by Ford and Visteon or (ii) in the absence of such a written settlement agreement, by binding arbitration between Ford and Visteon in accordance with the terms and provisions of subsection 6.3, provided, however, that Ford shall not be entitled to contest any portion of a Request for Reimbursement to the extent that such portion of the request seeks reimbursement for a specific category of Separation Costs that a Final Award (defined herein) had ruled was eligible for reimbursement hereunder. Each Contested Reimbursement shall set forth in reasonable detail the basis for Ford's contest of a Request for Escrow Reimbursement. In the event of a Contested Reimbursement, Ford and Visteon shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If a Contested Reimbursement is settled by a written settlement agreement executed by Visteon and Ford, then Visteon and Ford shall abide by the terms of such settlement agreement.

          6.3 Arbitration Disputes. If a dispute arises between the parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and seeking relief hereunder.

     (i) CPR. Following good faith negotiations between Ford and Visteon in accordance with subsection 6.2 hereof or otherwise, any Contested Reimbursement that is not resolved in accordance with subsection 6.2(i) or any other dispute arising between the parties relating to this Agreement will be submitted to mandatory, final and binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration, as follows. Within five (5) Business Days after the selection of the arbitrator, each party shall submit its requested relief to the other party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed subject to the authority of the arbitrator to resolve discovery disputes between the parties. Upon the conclusion of discovery, each party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one party's requested relief as to certain claims or counterclaims and the other party's requested relief as to other claims or counterclaims; rather, the arbitrator must only select one or the other party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief, provided, however, that with respect to a Request of Reimbursement, the arbitrator may act separately upon each portion of such request that has been contested under subsection 6.2 hereof. The


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          arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the parties.

     (ii) Location of Arbitration. Arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the arbitrator selected by the parties orders otherwise. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction as set forth in Section 13.

     (iii) Payment of Costs. Ford, on the one hand, and Visteon, on the other hand, will initially fund such deposits and advances required as may be required by the arbitrator in equal proportions, but either party may advance such amounts. The arbitrator will determine in the Final Award (defined herein) the party who is the prevailing party and the party who is not the prevailing party (the "NON-PREVAILING PARTY"). The Non-Prevailing Party will pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings and any amounts advanced by the Prevailing Party for such items, provided, however, that if such an award would result in manifest injustice, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable (such costs, fees and expenses as may be apportioned by the arbitrator pursuant to the preceding clause, the "ARBITRATION EXPENSES"). If Visteon is the Non-Prevailing Party, then Ford may reduce its reimbursement obligation hereunder by the amount of the Arbitration Expenses. If the amount of the Arbitration Expenses exceeds the amount of Ford's reimbursement obligation hereunder, then Visteon shall pay such excess as promptly as possible but in no event later than ten
          (10) Business Days after the Final Award (defined herein) is rendered pursuant to subparagraph (v) below. If Ford is the Non-Prevailing Party, then Ford shall pay to Visteon, by wire transfer, the Arbitration Expenses as promptly as possible, but in no event later than ten (10) Business Days after such Final Award is rendered.

     (iv) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Reimbursement or any other matter submitted to arbitration hereunder, the burden of proof will be as it would have been if the claim were litigated in a judicial proceeding in a Michigan state court and governed exclusively by the internal laws of the State of Michigan, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

     (v) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth its resolution of the matters submitted for resolution, the basis and reasons therefor and the Arbitration Expenses (the "FINAL AWARD") and will deliver such documents to the parties together with a signed copy of the Final Award. Subject to the provisions of subparagraph (vii) below, the Final Award will constitute a conclusive determination of all issues in question that shall be binding upon the parties hereto and shall include an affirmative statement to such effect. To the extent that the Final Award determines that Visteon is entitled to the Contested Reimbursement, then, subject to any reduction in its reimbursement obligation in accordance with Section 5 hereof, Ford shall reimburse Visteon the full amount of the Contested Reimbursement or, if Ford is obligated pursuant


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          to Section 6.1 to reimburse only one-half of the Request for
          Reimbursement, then Ford shall reimburse one-half of the Contested Reimbursement.

     (vi) Timing. The parties and the arbitrator will conclude each arbitration pursuant to subsection 6.3 as promptly as possible.

     (vii) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the other provisions of this Agreement.

          7. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Ford:       Ford Motor Company
                  11th Floor
                  One American Road
                  Dearborn, Michigan 48121
                  Attn: Secretary
                  Facsimile: 1-313-248-8713
                  psherry@ford.com

with a copy to:   Ford Motor Company
                  320 WHQ
                  One American Road
                  Dearborn, Michigan 48121
                  Attn: Marcia Nunn, Managing Counsel
                  Facsimile: 1-313-337-3209
                  mnunn@ford.com

If to Visteon     Visteon Corporation
                  One Village Center Drive
                  Van Buren Twp., MI 48111
                  Attn: John Donofrio, General Counsel
                  Facsimile: 1-734-710-7132
                  jdonofri@visteon.com


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with a copy to:   Weil,Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY 10153
                  Attn: Michael E. Lubowitz
                  Facsimile: 1-212-310-8007
                  michael.lubowitz@weil.com

or such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

          8. GENERAL.

          8.1 Governing Law. The internal laws of the State of Michigan, irrespective of its choice of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

          8.2 Counterparts. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          8.3 Entire Agreement/Amendment. This Agreement and the exhibits hereto and the Escrow Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may be amended only by the written agreement of Ford and Visteon.

          8.4 Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          8.5 Certain Definitions. As used herein, (a) the term "BUSINESS DAY" means a day, other than a Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are authorized or required by law to close; and (b) the term "TRANSACTION DOCUMENTS" shall mean the Master Agreement, the Contribution Agreement Transaction Documents as defined in that certain Contribution Agreement dated as of September 12, 2005 between Visteon and ACH, the Visteon "B" Transaction Documents as defined in that certain Visteon "B" Purchase Agreement dated as of September 12, 2005 between Ford and Visteon and the Visteon "A" Transaction Documents as defined in that certain Visteon "A" Transaction Agreement dated as of September 12, 2005. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. When a reference is made in this Agreement to a Section, subsection or Exhibit, such reference shall be to a Section or subsection of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning


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or interpretation of this Agreement. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          9. FORCE MAJEURE If either party hereto is rendered unable, wholly or in part, by Force Majeure (as defined herein) to perform its obligations hereunder (other than the obligation to pay money), such party shall give prompt notice to the other party with reasonable particulars including the probable extent of the inability to perform such obligation. Upon the giving of such notice, the obligation of such party shall be suspended but only to the extent and for the time period it is affected by such Force Majeure. The affected party shall use all possible diligence to eliminate the effect of such Force Majeure. For purposes of this Agreement, the term "FORCE MAJEURE" shall mean acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, acts of terror, communication line failures, computer viruses, power failures, earthquakes or other disasters.

          10. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

          11. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 13 hereof, in addition to any other remedy to which they are entitled at law or in equity.

          13. CONSENT TO JURISDICTION AND SERVICE RELATING TO DISPUTES The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of Michigan (and of any federal court located in said state) in connection with any actions or proceedings to enter a judgment upon the Final Award entered by the arbitrator hereunder or to award injunctive relief as provided in Section 12 hereof. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to the parties hereto at their respective addresses in accordance with Section 7 hereof.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.


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FORD MOTOR COMPANY                      VISTEON CORPORATION


By: /s/ Donat R. Leclair                By: /s/ James F. Palmer
    ---------------------------------       ------------------------------------
Title: Executive Vice President and     Title: Executive Vice President and
       Chief Financial Officer                 Chief Financial Officer
       ------------------------------          ------------------------------

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